EXHIBIT 99.1

NEWS RELEASE

Company Contacts:	(972) 444-9001
Investors:	Frank Hopkins or Scott Rice
Media and Public Affairs:	Susan Spratlen

Pioneer Reports Strong Production Growth and Earnings for the Second Quarter 2007

Dallas, Texas, August 7, 2007 -- Pioneer Natural Resources Company (NYSE:PXD) today announced financial and operating results for the quarter ended June 30, 2007. Net income for the second quarter was $36 million, or $.30 per diluted share. Second quarter results included several items unrelated to ongoing operations:

•

A charge of $47 million related to incremental estimated costs for reclamation of the Company’s East Cameron 322 facility that was destroyed by Hurricane Rita. The Company expects insurance to cover a substantial portion of the incremental costs.

•	Charges totaling $35 million for drilling and asset impairments associated with exiting Nigeria, which were offset by a related tax benefit of $40 million.
•	A charge for a U.S. impairment of $6 million.

In the aggregate, the above items represent a net after-tax charge of $29 million, or $.23 per diluted share.

Pioneer also recorded the receipt of its first Alaskan Petroleum Production Tax (PPT) refund. The Company earns PPT capital expenditure credits for qualified capital expenditures that can be used to reduce future PPT liabilities, sold to third parties or refunded by the State of Alaska. During the second quarter of 2007, Pioneer monetized $25.0 million of PPT credits through a refund from the State of Alaska ($16 MM or $.13 after-tax), that is included in Interest and Other Income. The Company expects to monetize and otherwise benefit from additional PPT credits in future quarters.

Oil and gas sales reached the top end of Pioneer’s forecasted range due to continued growth in the Company’s core areas and averaged 105,656 barrels oil equivalent per day (BOEPD), up 7% as compared to the prior year quarter.

2007 Drilling Program

Pioneer’s 2007 capital budget is being expanded by $150 million to $1.45 billion, excluding acquisitions, asset retirement obligations, capitalized interest and G&G G&A. Approximately $100 million of the capital increase is related to expansions of recent drilling success in the Raton Basin, Mississippi and Tunisia and drilling associated with recent acquisitions in the Fort Worth Barnett Shale play and the Raton Basin. Increased facilities costs related to 2007 development activities on the Oooguruk project on the North Slope of Alaska represent $50 million of the capital increase.

The Raton Basin program is currently ahead of schedule as a result of improved permitting and drilling and completion efficiencies. The Company is currently running three rigs in the area and expects that its total wells completed in Raton during 2007 will approach the top end of its 250 well to 300 well range.

In the Spraberry field, Pioneer has drilled approximately 180 wells of its 360 well program for 2007. In the Edwards Trend in South Texas, Pioneer’s drilling program is expected to achieve its forecasted production growth, despite heavy rains that have persisted in the area. However, the severe weather has hindered the pace of the Company’s 3-D seismic program in the trend.

In Mississippi, Pioneer’s two Cotton Valley exploration wells in the Bolton field were successful, each testing at rates greater than 10 million cubic feet per day (MMCFPD). As a result, the Company has invested additional capital to install a treating facility and pipeline and has initiated production which is limited to facility capacity of 10 MMCFPD. Pioneer holds an 80% working interest in approximately 11,000 gross acres in the area and has identified more than 10 additional prospects on other acreage in Mississippi. The Company also expects to shoot additional 3-D seismic in the Bolton area to better define the resource potential and identify 2008 drilling plans.

Pioneer also announced that it has entered the Fort Worth Barnett Shale play and expects to invest approximately $60 million during 2007 to acquire acreage and commence drilling and seismic activities. Approximately 13,000 gross acres have been acquired offering the potential for more than 175 drilling locations. During the remainder of 2007, Pioneer expects to drill 9 to 10 wells and acquire 3-D seismic data and will continue to pursue acquisitions to expand its acreage position in the play.

Having been designated a new core area for Pioneer earlier this year, Tunisia continues to generate positive results. On its operated Jenein Nord block, Pioneer has announced five discoveries and is constructing new facilities with expectations for first production during the fourth quarter of 2007. The Company expects that at least six additional wells will be drilled and additional 3-D seismic data will be acquired in Tunisia during the second half of the year.

The Oooguruk project is on schedule for first production during the first half of 2008. Pioneer has expanded its 2007 budget for the project to account for higher than expected facility costs. The Company has installed the production modules, the support pipeline and the drilling rig in order to commence Oooguruk drilling during late 2007. In the Cosmopolitan project, Pioneer has increased its working interest to 100% and expects to spud an appraisal well in September to test a zone discovered by a previous operator.

The South Coast Gas project offshore South Africa is expected to have first gas and condensate production from five new gas wells by the end of the third quarter with net fourth quarter gas equivalent production expected to average 20 MMCFPD to 25 MMCFPD.

Financial Review

Second quarter oil sales averaged 25,888 barrels per day (BPD) and natural gas liquids sales averaged 18,140 BPD. Gas sales in the second quarter averaged 370 MMCFPD. The reported price for oil was $60.38 per barrel and included $11.65 per barrel related to deferred revenue from volumetric production payments (VPPs) for which production was not recorded. The price for natural gas liquids was $39.52 per barrel. The reported price for gas was $7.45 per thousand cubic feet (MCF), including $.53 per MCF related to deferred revenue from VPPs for which production was not recorded.

Second quarter production costs averaged $12.53 per barrel oil equivalent (BOE), and were impacted primarily by facilities and compression work in Raton and an increase in workover activity, much of which having been postponed due to first quarter weather disruptions.

Exploration and abandonment costs were $70 million for the quarter and included $44 million of acreage and unsuccessful drilling costs, including $23 million for Nigeria Block 256, and $26 million of geologic and geophysical expenses, including seismic and personnel costs. As discussed above and reported as net hurricane activity expense, the incremental estimated cost associated with the abandonment of the East Cameron 322 facility resulted in a decrease in after-tax earnings of $30 million.

Pioneer invested $476 million during the second quarter 2007, bringing total investments for the first half of 2007 to $984 million, including acquisitions. Capital investments for 2007 were heavily front-end loaded with $390 million of capital invested during the first half of the year in large development projects (South Coast Gas project offshore South Africa and Oooguruk field development on the North Slope of Alaska), high impact exploration and winter-access drilling in Canada.

Adjusted to exclude discontinued operations, total sales for the second quarter 2006 averaged 98,893 BOEPD and included oil sales of 24,571 BPD, natural gas liquids sales of 19,143 BPD and gas sales of 331 MMCFPD. Reported prices for second quarter 2006 were $69.71 per barrel for oil, including $13.00 per barrel related to deferred revenue from VPPs for which production was not recorded, $36.32 per barrel for natural gas liquids and $6.25 per MCF for gas, including $.62 per MCF related to deferred revenue from VPPs for which production was not recorded.

Financial Outlook

Third quarter 2007 production is forecasted to average 105,000 to 110,000 BOEPD. Significant growth is expected during the second half of 2007, primarily driven by increasing production from Spraberry, Raton, Edwards, Mississippi, Tunisia and the South Coast Gas project in South Africa. Pioneer’s targeted average compounded annual production growth per share is 12+% for 2007 through 2010.

Third quarter production costs (including production and ad valorem taxes and transportation costs) are expected to average $11.50 to $12.50 per BOE based on current NYMEX strip prices for oil and gas. Depreciation, depletion and amortization expense is expected to average $10.50 to $11.50 per BOE.

Total exploration and abandonment expense during the third quarter is expected to be $30 million to $60 million and could include up to $32 million associated with lower-risk resource plays in the Edwards Trend in South Texas, the Rockies, Canada and Tunisia. In addition, exploration expense is expected to include up to $28 million for seismic investments and personnel, primarily related to the onshore resource plays that Pioneer is currently progressing.

General and administrative expense is expected to be $30 million to $34 million. Interest expense is expected to be $34 million to $37 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $3 million.

The Company’s third quarter effective income tax rate is expected to range from 40% to 45% based on current capital spending plans.

The Company recently announced that it has entered into an agreement with Petrogulf Corporation to acquire an interest in approximately 30,000 net acres in the Raton Basin for $205 million. Pioneer expects the purchase to be structured as part of a like-kind exchange to defer a majority of the Company’s tax liability on the expected sale of Spraberry assets to Pioneer Southwest Energy Partners L.P.

The percentage of total production hedged as of August 6, 2007 was 44% for the remainder of 2007, 19% in 2008, 6% in 2009 and 3% in 2010. Third quarter 2007 amortization of deferred losses on terminated oil and gas hedges is expected to be $38 million. The Company's financial results and oil and gas hedges are outlined on the attached schedules.

Earnings Conference Call

On Tuesday, August 7 at 10:00 a.m. Eastern Time, Pioneer will discuss its quarterly financial and operating results with an accompanying presentation. The call will be webcast on Pioneer’s website, www.pxd.com. At the website, select ‘INVESTOR’ at the top of the page. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Or you may choose to dial (800) 946-0742 (confirmation code: 5762074) to listen to the call by telephone and view the accompanying visual presentation at the website above. A telephone replay will be available by dialing (888) 203-1112 (confirmation code: 5762074).

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, with operations in the United States, Canada, South Africa and Tunisia. For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, third party approvals, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, availability of drilling equipment, Pioneer's ability to replace reserves, implement its business plans (including its plan to repurchase stock) or complete its development projects as scheduled, access to and cost of capital, the assumptions underlying production forecasts, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. Pioneer undertakes no duty to publicly update these statements except as required by law.

A registration statement relating to the common units of Pioneer Southwest Energy Partners L.P. has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This communication does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering of common units will be made only by means of a prospectus. A copy of the prospectus, when available, may be obtained by submitting requests to Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220,

phone: 718-765-6732, fax: 718-765-6734; Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, phone: 800-503-4611, or email: prospectusrequest@list.db.com; or UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, New York 10171, phone: 212-821-3000.

PIONEER NATURAL RESOURCES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,318	$7,033
Accounts receivable, net	199,378	199,371
Income taxes receivable	61,291	24,693
Inventories	108,483	95,131
Prepaid expenses	5,999	11,509
Deferred income taxes	90,549	82,927
Other current assets, net	106,204	115,894

Total current assets	597,222	536,558

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts
method of accounting	9,109,645	8,178,052
Accumulated depletion, depreciation and amortization	(2,099,722)	(1,895,408)

Total property, plant and equipment	7,009,923	6,282,644

Deferred income taxes	478	345
Goodwill	309,830	309,908
Other assets, net	220,410	225,944

	$8,137,863	$7,355,399
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$323,602	$349,820
Interest payable	41,274	31,008
Income taxes payable	15,765	12,865
Deferred revenue	169,812	181,232
Other current liabilities	329,738	312,054

Total current liabilities	880,191	886,979

Long-term debt	2,229,988	1,497,162
Deferred income taxes	1,264,590	1,172,507
Deferred revenue	404,343	483,279
Other liabilities and minority interests	268,529	330,801
Stockholders’ equity	3,090,222	2,984,671

	$8,137,863	$7,355,399

PIONEER NATURAL RESOURCES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues and other income:
Oil and gas	$458,032	$407,570	$849,950	$787,038
Interest and other	27,690	9,741	41,606	22,852
Loss on disposition of assets, net	(1,802)	(3,403)	(1,542)	(3,476)
	483,920	413,908	890,014	806,414
Costs and expenses:
Oil and gas production	120,417	103,066	224,830	197,749
Depletion, depreciation and amortization	103,979	87,984	196,117	170,390
Impairment of long-lived assets	17,891	—	17,891	—
Exploration and abandonments	69,790	41,618	146,162	124,260
General and administrative	30,811	29,468	65,255	61,715
Accretion of discount on asset retirement
obligations	2,146	1,154	4,204	2,302
Interest	30,502	22,766	58,996	59,342
Hurricane activity, net	47,000	—	60,548	38,000
Other	10,195	11,759	18,608	16,813
	432,731	297,815	792,611	670,571

Income from continuing operations before
income taxes	51,189	116,093	97,403	135,843
Income tax provision	(16,284)	(50,207)	(32,203)	(70,924)

Income from continuing operations	34,905	65,886	65,200	64,919
Income from discontinued operations, net of tax	1,575	22,153	873	566,327
Net income	$36,480	$88,039	$66,073	$631,246

Basic earnings per share:
Income from continuing operations	$0.29	$0.52	$0.53	$0.52
Income from discontinued operations, net of tax	0.01	0.18	0.01	4.48
Net income	$0.30	$0.70	$0.54	$5.00

Diluted earnings per share:
Income from continuing operations	$0.29	$0.52	$0.53	$0.52
Income from discontinued operations,
net of tax	0.01	0.17	0.01	4.34
Net income	$0.30	$0.69	$0.54	$4.86

Weighted average shares outstanding:
Basic	121,226	125,629	121,374	126,282
Diluted	122,776	129,624	122,847	130,346

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended		Six months ended
	June, 30		June, 30
	2007	2006	2007	2006

Cash flows from operating activities:
Net income	$36,480	$88,039	$66,073	$631,246
Adjustments to reconcile net income to net cash
provided by operating activities:
Depletion, depreciation and amortization	103,979	87,984	196,117	170,390
Impairment of long-lived assets	17,891	—	17,891	—
Exploration expenses, including dry holes	42,921	17,354	89,886	69,936
Hurricane activity	47,000	—	66,000	42,000
Deferred income taxes	52,628	50,223	63,394	67,184
Loss on disposition of assets, net	1,802	3,403	1,542	3,476
Loss on extinguishment of debt	—	8,076	—	8,076
Accretion of discount on asset retirement obligations	2,146	1,154	4,204	2,302
Discontinued operations	(61)	(1,002)	(2,167)	(540,655)
Interest expense	4,487	2,118	9,213	5,165
Commodity hedge related activity	4,734	(6,061)	10,633	(5,553)
Amortization of stock-based compensation	8,617	10,824	16,355	18,310
Amortization of deferred revenue	(45,322)	(47,886)	(90,356)	(95,835)
Other noncash items	3,125	4,892	(3,152)	7,591
Change in operating assets and liabilities, net of
effects from acquisition and disposition:
Accounts receivable, net	15,789	37,137	562	163,165
Income taxes receivable	(49,156)	104	(36,598)	(15)
Inventories	(11,393)	(18,994)	(9,404)	(39,125)
Prepaid expenses	4,064	14,228	5,219	1,964
Other current assets, net	(399)	(341)	(187)	9,207
Accounts payable	(7,996)	(18,758)	(32,586)	(96,413)
Interest payable	13,736	8,826	10,266	(10,274)
Income taxes payable	(3,915)	(78,236)	2,900	55,815
Other current liabilities	(23,795)	(4,438)	(38,446)	8,927
Net cash provided by operating activities	217,362	158,646	347,359	476,884
Net cash provided by (used in) investing activities	(538,982)	343,536	(986,437)	965,291
Net cash provided by (used in) financing activities	333,069	(90,261)	656,712	(1,005,735)
Net increase in cash and cash equivalents	11,449	411,921	17,634	436,440
Effect of exchange rate changes on cash and cash equivalents	519	2,139	651	1,800
Cash and cash equivalents, beginning of period	13,350	42,982	7,033	18,802
Cash and cash equivalents, end of period	$25,318	$457,042	$25,318	$457,042

PIONEER NATURAL RESOURCES COMPANY

SUMMARY PRODUCTION AND PRICE DATA

(Unaudited)

		Three months ended		Six months ended
		June 30,		June 30,
		2007	2006	2007	2006

Average Daily Sales Volumes
from Continuing Operations:
Oil (Bbls) —	U.S.	18,753	17,671	18,779	17,320
	Canada	292	307	326	292
	South Africa	3,080	4,284	2,716	4,680
	Tunisia	3,763	2,309	3,927	2,441
	Worldwide	25,888	24,571	25,748	24,733

Natural gas liquids (Bbls) —	U.S.	17,685	18,731	17,272	18,455
	Canada	455	412	397	415
	Worldwide	18,140	19,143	17,669	18,870

Gas (Mcf) —	U.S.	308,342	286,270	295,540	280,553
	Canada	54,176	44,801	50,962	40,317
	Tunisia	7,250	—	3,645	—
	Worldwide	369,768	331,071	350,147	320,870

Average Daily Sales Volumes
from Discontinued Operations:
Oil (Bbls) —	U.S.	—	—	—	4,839
	Argentina	—	2,982	—	5,071
	Worldwide	—	2,982	—	9,910

Natural gas liquids (Bbls) —	Argentina	—	406	—	849

Gas (Mcf) —	U.S.	—	1,317	—	72,763
	Argentina	—	42,538	—	88,537
	Canada	—	173	—	87
	Worldwide	—	44,028	—	161,387

Average Reported Prices (a):
Oil (per Bbl) —	U.S.	$57.93	$69.43	$54.97	$64.82
	Canada	$60.79	$72.37	$51.94	$69.89
	South Africa	$69.73	$71.98	$66.59	$65.94
	Tunisia	$64.89	$67.30	$62.11	$62.41
	Worldwide	$60.38	$69.71	$57.25	$64.86

Natural gas liquids (per Bbl) —	U.S.	$39.11	$35.84	$35.51	$34.81
	Canada	$55.17	$57.97	$56.87	$56.10
	Worldwide	$39.52	$36.32	$35.99	$35.28

Gas (per Mcf) —	U.S.	$7.53	$6.08	$7.36	$6.33
	Canada	$6.96	$7.35	$7.53	$7.48
	Tunisia	$7.65	$—	$7.65	$—
	Worldwide	$7.45	$6.25	$7.39	$6.48

_____________

(a)	Average prices are attributable to continuing operations and include the results of hedging activities and amortization of VPP deferred revenue.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

(in thousands)

(Unaudited)

      EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Net income	$36,480	$88,039	$66,073	$631,246
Depletion, depreciation and amortization	103,979	87,984	196,117	170,390
Impairment of long-lived assets	17,891	—	17,891	—
Exploration and abandonments	69,790	41,618	146,162	124,260
Hurricane activity	47,000	—	66,000	42,000
Loss on extinguishment of debt	—	8,076	—	8,076
Accretion of discount on asset retirement obligations	2,146	1,154	4,204	2,302
Interest expense	30,502	22,766	58,996	59,342
Income tax provision	16,284	50,207	32,203	70,924
Loss on disposition of assets, net	1,802	3,403	1,542	3,476
Discontinued operations	(61)	(1,002)	(2,167)	(540,655)
Current income taxes on discontinued operations	(202)	(8,545)	(4,699)	(152,575)
Cash exploration expense on discontinued operations	—	634	—	2,145
Commodity hedge related activity	4,734	(6,061)	10,633	(5,553)
Amortization of stock-based compensation	8,617	10,824	16,355	18,310
Amortization of deferred revenue	(45,322)	(47,886)	(90,356)	(95,835)
Other noncash items	3,125	4,892	(3,152)	7,591

EBITDAX (a)	296,765	256,103	515,802	345,444

Cash interest expense	(26,015)	(20,648)	(49,783)	(54,177)
Current income taxes	36,546	8,561	35,890	148,835

Discretionary cash flow (b)	307,296	244,016	501,909	440,102

Cash exploration expense	(26,869)	(24,898)	(56,276)	(56,469)
Changes in operating assets and liabilities	(63,065)	(60,472)	(98,274)	93,251

Net cash provided by operating activities	$217,362	$158,646	$347,359	$476,884

_____________

(a)

"EBITDAX" represents earnings before depletion, depreciation and amortization expense; impairment of long-lived assets; exploration and abandonments; noncash hurricane activity; loss on extinguishment of debt; accretion of discount on asset retirement obligations; interest expense; income taxes; loss on the disposition of assets; noncash effects from discontinued operations; commodity hedge related activity; stock-based compensation; amortization of deferred revenue; and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

As of August 6, 2007

Open Commodity Hedge Positions

	2007
	Third	Fourth
	Quarter	Quarter	2008	2009	2010

Average Daily Oil Production Hedged:
Swap Contracts:
Volume (Bbl)	5,995	6,500	13,750	6,000	4,000
NYMEX price (Bbl)	$70.12	$70.35	$59.30	$70.47	$71.46
Collar Contracts:
Volume (Bbl)	5,000	5,000	3,000	2,000	—
NYMEX price (Bbl)
Ceiling	$76.04	$76.04	$80.80	$76.50	$—
Floor	$63.00	$63.00	$65.00	$65.00	$—
Average Daily Natural Gas Liquid
Production Hedged:
Swap Contracts:
Volume (Bbl)	—	—	500	500	—
Blended index price (Bbl) (a)	$—	$—	$44.33	$41.75	$—
Average Daily Gas Production Hedged:
Swap Contracts:
Volume (MMBtu)	225,000	225,000	47,473	2,500	2,500
NYMEX price (MMBtu) (b)	$8.48	$8.48	$9.08	$8.37	$8.07

_____________

(a)	Represents blended Mont Belvieu posted price per Bbl.
(b)	Approximate, based on historical differentials to index prices.

Amortization of Volumetric Production Payment Proceeds and Net Derivative Losses

(in thousands)

	2007
	Third Quarter	Fourth Quarter	2008	Thereafter	Total

VPP proceeds, net of transaction costs	$44,058	$43,766	$152,304	$308,018	$548,146
Net hedge obligations assigned	1,520	1,531	5,834	17,123	26,008

Total deferred revenues (a)	45,578	45,297	158,138	325,141	574,154
Less derivative gains and (losses) to
be recognized in pretax earnings (b)	424	(347)	(4,373)	(12,744)	(17,040)

Total VPP impact to pretax earnings	$46,002	$44,950	$153,765	$312,397	$557,114

_____________

(a)	Deferred revenue will be amortized as increases to oil and gas revenues during the indicated future periods.
(b)	Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

As of August 6, 2007

(continued)

Deferred Losses on Terminated Hedges (a)

(in thousands)

	2007
	Third Quarter	Fourth Quarter	2008	2009	Thereafter

Commodity hedge gains (losses) (b)	$(38,409)	$(36,220)	$(94,652)	$—	$—
Debt hedge losses (c)	(117)	(119)	(488)	(541)	(5,203)

Total deferred gains (losses)	$(38,526)	$(36,339)	$(95,140)	$(541)	$(5,203)

______________

(a)	Excludes deferred hedge gains and losses on terminated VPP hedges.
(b)	Deferred commodity hedge losses will be amortized as decreases to oil and gas revenues during the indicated future periods.
(c)	Deferred debt hedge losses will be amortized as increases to interest expense during the indicated future periods.